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                                                                   Exhibit 10.03
September 18, 2000

George Bell



Dear George,

On behalf of the Board of Directors, I am very pleased to inform you that the Board has approved an increase in your total targeted cash compensation. Your base compensation will be adjusted to $400,000 per year. This adjustment is effective as of August 16, 2000.

In addition to your base salary compensation, you will continue to be a participant in the Excite@Home Executive Incentive Plan. Your annual incentive target has been increased to 60% of your base salary ($240,000 for fiscal year
2000). Your total compensation (assuming 100% payout of EIP) is $640,000.

In addition, the Board of Directors has approved a stock option for you to purchase 400,000 shares if Series A Common Stock. This stock option grant was approved on August 16, 2000 at that day's closing price of $13.5625. Your right to purchase your option shares will be subject to a four-year vesting schedule that provides for vesting at the rate of 2.083% per month over the next forty-eight months. The vesting commences immediately (no cliff).

The Board has approved a provision to accelerate 37.5% of your new grant (150,000 options) on December 31, 2000, if you achieve the following goals as of December 31, 2000:
           .  Achievement of staffing goals
           .  Achievement of new Board approved P&L Plan
           .  Achievement of 3.5 Million subscribers

To assist you in exercising your current options, the Board has approved a $500,000 loan. This loan will be granted at the lowest prevailing rate provide by IRS at the time of the loan and will be collateralized with exercised options. You must provide at least 30 days notice to the Excite@Home Human Resources if you wish to exercise this loan. This loan shall be repayable in cash on each 12-month anniversary of the loan. On each 12-month anniversary, one fourth of the original principal and annual interest will be repaid except to the extent that any stock options have been exercised and sold, in which case all post-tax proceeds from any such sale will be immediately applied to the outstanding principal amount and interest until the principal amount and interest are paid in full. If you voluntarily resign, you will need to immediately repay the unpaid balance of the principal and all interest due. However, if your termination from Excite@Home is involuntary, you will have 90-days to repay the unpaid and all interest due.

Sincerely,

/s/ Will Hearst
________________
Will Hearst
Board of Directors, Compensation Committee